Exhibit 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES

RECORD NET SALES AND EARNINGS FOR FISCAL YEAR 2005;

FINANCIAL RESULTS AND QUARTERLY CASH DIVIDEND

FOR FOURTH QUARTER FISCAL YEAR 2005

•                  RECORD NET SALES OF $846.9 MILLION IN FISCAL YEAR 2005, UP 21.1% YEAR OVER YEAR

•                  RECORD GROSS MARGINS OF 57.1% FOR FISCAL YEAR 2005, AND NEW RECORD HIGH GROSS MARGINS OF 57.4% IN THE MARCH 2005 QUARTER

•                  RECORD OPERATING MARGINS OF 30.5% AND NET INCOME OF $213.8 MILLION ESTABLISHED FOR FISCAL YEAR 2005 (GAAP BASIS)

•                  RECORD OPERATING MARGINS OF 33.0% AND NET INCOME OF $226.8 MILLION ESTABLISHED FOR FISCAL YEAR 2005 (NON-GAAP BASIS)

•                  RECORD ANNUAL CASH FLOW OF $328.3 MILLION FOR FISCAL 2005, PRIOR TO STOCK BUY BACK OF $68.3 MILLION

•                  INCREASED DIVIDEND BY 36%, TO 9.5 CENTS PER SHARE.  REPRESENTS AN INCREASE OF 138% FROM DIVIDEND LEVELS AT THE END OF FISCAL 2004

•                  RECORD DEVELOPMENT SYSTEM SHIPMENTS OF 53,311 SYSTEMS FOR FISCAL YEAR 2005, RECORD OF 15,706 SYSTEMS FOR THE MARCH 2005 QUARTER

CHANDLER, Arizona — April 27, 2005 — (NASDAQ: MCHP) — Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the fiscal year ended March 31, 2005 and the three months ended March 31, 2005.  Net sales for the fiscal year ended March 31, 2005 were $846.9 million, an increase of 21.1% from net sales of $699.3 million in the prior fiscal year.  On a GAAP basis, net income for the fiscal year ended March 31, 2005 was $213.8 million, or $1.01 per diluted share, an increase of 55.8% from net income of $137.3 million, or 65 cents per diluted share in the prior year.  On a non-GAAP basis, net income for the fiscal year ended March 31, 2005 was $226.8 million, or $1.07 per diluted share, an increase of 44.6% from net income of $156.8 million, or 74 cents per diluted share in the prior year.  Non-GAAP diluted earnings per share for fiscal years 2005 and 2004 exclude special charges related to the settlement of patent license litigation and costs associated with the closure of Fab 1, respectively.  A reconciliation of non-GAAP and GAAP results is included in this press release.

Net sales for the fourth quarter of fiscal year 2005 were $208.1 million, up 1.3% sequentially from sales of $205.4 million in the immediately preceding quarter, and up 8.7% from sales of $191.5 million in the prior fiscal year’s fourth quarter.  GAAP net income for the fourth quarter of fiscal 2005 was $56.4 million or 27 cents per diluted share, up 6.1% from GAAP net income of $53.1 million or 25 cents per diluted share in the immediately preceding quarter, and up 20.4% from GAAP net income of $46.8 million or 22 cents per diluted share in the prior fiscal year’s fourth quarter.

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of $0.095 per share.  The quarterly dividend is payable on June 3, 2005 to stockholders of record on May 13, 2005.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal year 2003.

“Establishing record levels in fiscal 2005 in many key areas of our enterprise continues to demonstrate the strength of our business model,” said Steve Sanghi, Microchip’s President and CEO.  “Record levels in net sales, gross and operating margins and net income reflect our strong market position.”

“We also returned to a pattern of sequential revenue growth in the March 2005 quarter after only one quarter of inventory correction, with growth of 1.3%.  We have also focused on cost improvements in our business, resulting in record gross margins of 57.4% and EPS of 27 cents for the March quarter,” Mr. Sanghi continued.

Mr. Gordon Parnell, Microchip’s Chief Financial Officer said, “Inventory days at the end of March were 107 days.  While up sequentially by 6 days, inventory was at the low end of our expectations.  We fully expect that inventory days will begin to decline in the June quarter, validating our factory utilization and inventory strategy.”

“Our annual cash flow for fiscal 2005 established new record levels of $328.3 million for Microchip.  With confidence in our future cash flows, we have increased our dividend payment to 9.5 cents, representing a sequential increase of 36%, an annual increase of 138% and a 375% increase since dividend inception,” Mr. Parnell added.

Mr. Sanghi concluded, “Based on our assessment of our business and the overall economic environment, we anticipate sequential net sales growth of about 5% in the June quarter.  With our book-to-bill ratio reaching approximately parity in the March 2005 quarter and continuing strong customer demand in April to date, we believe we are well-positioned to achieve a solid growth quarter.  Based on our expectations, EPS will be about 28 cents.”

Microchip’s Fourth Quarter Fiscal Year 2005 Highlights:

•                  Microchip shipped 15,706 new development systems in the quarter and 53,311 during fiscal year 2005.  Both are record numbers, demonstrating the continued strong interest in our products.  The total cumulative number of development systems shipped now stands at 358,311.

•                  Microchip announced four new high pin count, high-density members of the PIC18F microcontroller family, offering the most cost-effective 96 and 128 Kbytes of self-reprogrammable, high-endurance Flash memory with up to 10 MIPS performance over a wide operating voltage range of 2.0 to 5.5V.  These features, combined with nanoWatt Technology power management and a rich set of analog and digital peripherals, allow this microcontroller series to compete with 16-bit devices in high-end embedded applications while retaining ease of use and helping designers to preserve their 8-bit development tool and software investments.

•                  Microchip introduced the PIC16F785 8-bit Flash microcontroller which provides a complete set of integrated peripherals for cost-effective digital control in power-conversion designs.  This device has a large complement of onboard analog peripherals, including A/D converters, comparators, a voltage reference and two operational amplifiers, which also appeals to a broad range of sensing and closed-loop control applications.

•                  Four new 16-bit dsPIC® digital signal controllers (DSCs) began volume production, offering designers performance speeds of 20 and 30 million instructions per second, self-programming capabilities via Flash memory, and industrial and extended temperature ranges.  The dsPIC30F3014 and dsPIC30F4013 extend the package and memory range of the General Purpose Family, adding 24 and 48 Kbytes of Flash program memory respectively, in a package as small as an 8x8 millimeter QFN.  In the Motor Control and Power Conversion Family, the dsPIC30F3010 and dsPIC30F3011 feature 24 Kbytes of Flash program memory and can operate at full speed using an internal oscillator.

•                  Microchip launched five software libraries for its 16-bit dsPIC DSCs, making it easy for engineers to add new functionality to their designs.  The Acoustic Echo Cancellation and Noise Suppression Libraries for dsPIC DSC-based speaker and microphone applications provide a cost-effective, easy way to improve sound quality and intelligibility.  The Symmetric and Asymmetric Key Encryption Libraries for secure embedded transaction communications cost effectively reduce the risk of unwanted data manipulation or interpretation with single dsPIC DSCs.  The Speech Recognition Library provides engineers with a way to use one dsPIC DSC for both controlling an application and recognizing speech commands, eliminating the need for a dedicated speech IC.

•                  Microchip kicked off registration for the ninth annual Microchip’s Annual Summer Technical Exchange Review (MASTERs) conference at the Westin Kierland Resort in Scottsdale, Arizona, July 20-23, 2005.  A valuable resource for designing with Microchip products, the MASTERs Conference provides design engineers with an annual forum for sharing and exchanging technical information on the Company’s complete product lines.

•                  Microchip extended its technology leadership in serial EEPROMs by introducing 2x3 millimeter DFN (dual flat no leads) package options across its entire product line of I2CTM and Microwire serial EEPROMs.  This provides an extremely small footprint and low profile for space-constrained applications like portable devices and laptop computers.  Microchip offers the highest-density memory serial EEPROMs in the smallest standard package available today.

•                  The new MCP1612 single 1.0 amp 1.4 MHz synchronous buck regulator is capable of regulating battery and bus voltages down to levels required by operating systems.  The device is ideally suited to be powered from a single Lithium Ion cell, multiple alkaline or Nickel Metal Hydride cells or 5.0/3.3V DC bus voltages.

•                  Microchip expanded its thermal management solutions with the proprietary MCP9700/MCP9701 temperature sensors.  These devices offer a small SC-70 package, low power of 6 microamp current consumption (typical) and low cost of 30 cents each in thousand-unit quantities, creating an attractive alternative to using thermistors.  They provide a complete, easy-to-use solution for hundreds of embedded applications that require thermal protection, temperature measurement or thermal calibration.

First Quarter Fiscal Year 2006 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

•                  Net sales for the first fiscal quarter ending June 30, 2005 are currently anticipated to be approximately $218 million, up approximately 5% from the March 2005 quarter.

•                  Gross margins for the first fiscal quarter ending June 30, 2005 are expected to be approximately 57.5%.  Generally, gross margins fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•                  Operating expenses for the first fiscal quarter ending June 30, 2005 are expected to be approximately 25%.  Operating expenses fluctuate over time, primarily due to revenue, foreign currency effects on our business, and profit levels.

•                  The tax rate for the first fiscal quarter ending June 30, 2005 is anticipated to be approximately 24%.

•                  Earnings per diluted share for the first fiscal quarter ending June 30, 2005 are anticipated to be approximately 28 cents.

•                  Inventories at June 30, 2005 are anticipated to be approximately 100 to 104 days.  The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.

•                  Capital expenditures for the quarter ending June 30, 2005 are expected to be approximately $15 million, and capital expenditures for fiscal year 2006 are expected to total approximately $55 to $60 million.  The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

•                  Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect to add approximately $80 million to our existing cash balances during the quarter ending June 30, 2005.  This amount is before the effect of any stock buy-back activity.

•                  Microchip announced on March 11, 2004 that its Board of Directors had authorized a stock buy-back of up to 2.5 million shares, and on April 22, 2004 that its Board of Directors had authorized an additional stock buy-back of up to 2.5 million shares.  At March 31, 2005, approximately 1.6 million shares remained available for purchase under these programs.  Future purchases will depend upon market conditions, interest rates and corporate considerations.

Use of Non-GAAP Financial Measures:

We provide non-GAAP financial information in order to provide meaningful supplemental information regarding our operational performance and to enhance our investors’ overall understanding of our core financial performance.  We believe that our investors benefit from seeing our results “through the eyes” of management in addition to the GAAP presentation.  Management measures enterprise performance using non-GAAP financial measures such as those that are disclosed in this press release.  This information facilitates management’s internal comparisons to the Company’s historical core operating results and comparisons to competitors’ core operating results as determined by management.  Management believes that non-GAAP information allows for additional transparency and such information is used by management in its financial and operational decision making.  The non-GAAP measures that management determines as being informative to investors allows them to focus on the ongoing operations and the core results of our business.  Historically, we have reported similar non-GAAP information to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting.  This information is not in accordance with, or an alternative for, information prepared using generally accepted accounting principles (GAAP) in the United States.  It excludes items such as restructurings and special charges, that may have a material effect on the Company’s net income (loss) and net income (loss) per share calculated in accordance with GAAP.  We exclude these charges and the related tax benefit from the charges when analyzing our financial results as the items are distinguishable events and have no impact to our ongoing results of operations.  We believe that by viewing our results of operations excluding these charges, investors are given an indication of the ongoing results of our operations.

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in thousands except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
Net sales	$208,083	$191,524	$846,936	$699,260
Cost of sales	88,732	85,299	362,961	349,301
Gross profit	119,351	106,225	483,975	349,959

Operating expenses:
Research and development	23,331	22,101	93,040	85,389
Selling, general and administrative	27,900	24,788	111,188	92,411
Special charges	0	0	21,100	865
	51,231	46,889	225,328	178,665

Operating income	68,120	59,336	258,647	171,294
Other income, net	6,094	3,544	18,621	6,602
Income before income taxes	74,214	62,880	277,268	177,896
Income taxes	17,811	16,035	63,483	40,634

Net income	$56,403	$46,845	$213,785	$137,262

Basic net income per share	$0.27	$0.23	$1.03	$0.67
Diluted net income per share	$0.27	$0.22	$1.01	$0.65

Basic shares used in calculation	207,385	207,986	206,740	206,032
Diluted shares used in calculation	211,778	214,679	211,962	212,172

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) ASSETS
	March 31, 2005	March 31, 2004
	(Unaudited)
Cash and short-term investments	$734,604	$474,550
Accounts receivable, net	119,361	109,231
Inventories	103,728	94,514
Other current assets	133,632	205,650
Total current assets	1,091,325	883,945

Property, plant & equipment, net	693,302	689,206
Other assets	48,904	48,992

Total assets	$1,833,531	$1,622,143

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$45,454	$0
Accounts payable and other accrued liabilities	$169,481	$185,235
Deferred income on shipments to distributors	91,730	84,816
Total current liabilities	306,665	270,051

Long-term debt and deferred taxes	41,132	31,575

Stockholders’ equity	1,485,734	1,320,517

Total liabilities and stockholders’ equity	$1,833,531	$1,622,143

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP INFORMATION TO NON-GAAP INFORMATION
(Unaudited)
(in thousands except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
GAAP Net income	$56,403	$46,845	$213,785	$137,262

Special charges, net of tax
(a) Philips royalty settlement	0	0	12,976	0
(b) Fab 1 shutdown, severance, contract cancellations and other costs	0	0	0	19,572
	0	0	12,976	19,572

Non-GAAP net income	$56,403	$46,845	$226,761	$156,834

Diluted GAAP net income per share	$0.27	$0.22	$1.01	$0.65
Diluted non-GAAP net income per share	$0.27	$0.22	$1.07	$0.74

Diluted shares used in calculation	211,778	214,679	211,962	212,172

(a)          In the three-month period ended June 30, 2004, we recorded a special charge of $21.1 million with a related tax benefit of $8.1 million for a patent license litigation settlement with U.S. Philips Corporation and Philips Electronics North America Corp. (together “Philips”) which had been ongoing for the past several years.  The settlement included a dismissal of the pending litigation and the cross-license of certain patents between Philips and Microchip.

(b)         In the three-month period ended June 30, 2003, we closed our Chandler, Arizona (Fab 1) wafer fabrication facility and integrated certain Fab 1 personnel and processes into our Tempe, Arizona (Fab 2) wafer fabrication facility.  These actions resulted in $30.6 million of accelerated depreciation on Fab 1 assets and $1.1 million in related charges, including severance, material and other costs, which had a combined impact on $31.8 million on cost of sales.  In the three-month period ended June 30, 2003, operating expenses included $1.6 million of special charges recorded principally for contract cancellation, severance and other costs related to the closure of Fab 1 and other actions.  We incurred $0.9 million of such expenditures during Fiscal Year 2004.  In the quarter ended December 31, 2003, we reversed $0.7 million of the special charges recorded in the quarter ended June 30, 2003 as a result of a favorable outcome in a settlement of a contract cancellation.  The tax benefit on the Fab 1 shutdown, severance, contract cancellations and other costs was $13.0 million.

Conference Call and Updates:

Microchip will host a conference call today, April 27, 2005 at 5:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until May 4, 2005.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) April 27, 2005 and will remain available until 5:00 p.m. (Eastern Time) on May 4, 2005.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 3084052.

Cautionary Statement:

The statements in this release relating to the continuing strength of our business model, our strong market position, our pattern of sequential growth, our expectation that inventory days will begin to decline in the June quarter, confidence in our future cash flows, our anticipation of net sales growth of about 5% in the June quarter, continuing strong customer demand, our belief that we are well-positioned to achieve a solid growth quarter, our expectation that EPS will be about 28 cents, continued strong interest in our products, and the statements containing our guidance for the quarter ending June 30, 2005 with respect to net sales, gross margins, operating expenses, tax rate, earnings per diluted share, days of inventory, capital expenditures for the quarter ending June 30, 2005 and for fiscal year 2006, additions to cash balances and future stock repurchases are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and outcome of any tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or our customers’ businesses due to terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Form 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC’s Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this April 27, 2005 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip website at www.microchip.com.

The Microchip name and logo, PIC and dsPIC are registered trademarks of Microchip Technology Inc. in the USA and other countries.  I2C is a trademark of Philips.  All other trademarks mentioned herein are the property of their respective companies.